Exhibit 99.1
Annual Servicer’s Certificate
Provided by Nissan Motor Acceptance Corporation

NISSAN MOTOR ACCEPTANCE CORPORATION
OFFICER'S CERTIFICATE
The undersigned, Michael J. McConnell, Vice-President of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as an Authorized Officer of the Company:
(1)            The undersigned has caused a review, under his supervision, to be made of:  i) the activities; and ii) the performance under the Agreement, of the Company during the 12-month period ended March 31, 2017 (the “Reporting Period”); and
(2)            To the best of the undersigned’s knowledge, based upon such review, i) the Company has fulfilled all its obligations under the Agreement in all material respects during the Reporting Period; and ii) no Servicer Default has occurred.
This Officer’s Certificate is being furnished pursuant to (i) Section 3.01(c) of the Servicing Agreement, as may be amended, modified or supplemented from time to time, dated as of March 1, 1999, by and among Nissan-Infiniti LT, NILT Trust, as UTI Beneficiary, and the Company, as Servicer; and (ii) Section 8.11(b) of the 2014-B SUBI Servicing Supplement, dated as of October 15, 2014, by and among Nissan-Infiniti LT, as Titling Trust, NILT Trust, as Grantor and UTI Beneficiary, and the Company, as Servicer (the “Agreement”).
Capitalized terms not otherwise defined herein have the meaning assigned to them in the Agreement.
IN WITNESS WHEREOF, I have set my hand effective as of the 23rd day of June, 2017.
                                                                                                /s/ Michael J. McConnell
                                                                                              Michael J. McConnell
                                                                                              Vice President

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